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                                                                      Exhibit 99

LEVI                                1155 Battery Street, San Francisco, CA 94111
STRAUSS
   & Co.
  NEWS                                               Media Contact: Jeff Beckman
                                                                  1-415-501-1698

          LEVI STRAUSS & CO. ANNOUNCES DEPARTURE OF AMERICA'S REGION PRESIDENT

      SAN FRANCISCO (February 9, 2001) -- Levi Strauss & Co. (LS&CO.) today announced that James Lewis, president of Levi Strauss, the Americas, has left the San Francisco-based company to pursue other business interests in New York City.

      "Levi Strauss & Co. is a great company with powerful brands," said Lewis, "but I have decided to return to what is home for me and base camp for the apparel industry - New York City." Lewis, 50, joined LS&CO. last year.

      "Jim is an accomplished apparel executive who has worked very hard to contribute to our business success," said Philip A. Marineau, the company's president and chief executive officer. "However, Jim and I mutually agreed that his departure was the right course of action for him. I am thankful to Jim for his contributions and wish him the very best in his future endeavors."

      The company has launched an executive search for Lewis' replacement. In the interim, Marineau will manage the America's business together with the region's senior leadership team. "It will be a smooth transition," said Marineau. "We've made great progress in our business turnaround during the past year, and now have an undeviating focus on what needs to be done to achieve our business plans."

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      Lewis
      February 9, 2001
      Add One



      Levi Strauss & Co. is one of the world's leading branded apparel companies, marketing its products in more than 80 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R), Dockers(R) and Slates(R) brands.


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